UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)
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SUMO LOGIC, INC.
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Sumo Logic, Inc.
855 Main Street, Suite 100
Redwood City, California 94063

May 1, 2023

AMENDMENT TO THE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
SUMO LOGIC, INC.
TO BE HELD ON WEDNESDAY, MAY 10, 2023

This amendment, dated May 1, 2023 (which we refer to as this “amendment”), amends and supplements the definitive proxy statement, dated April 5, 2023 (which we refer to as the “proxy statement”) filed by Sumo Logic, Inc. (which we refer to as “Sumo Logic”). The proxy statement relates to the solicitation of proxies by Sumo Logic’s Board of Directors (which we refer to as the “Sumo Logic Board”) for use at a special meeting of stockholders (which we refer to as the “special meeting”). The special meeting will be held on Wednesday, May 10, 2023, at 10:00 a.m., Pacific Time, via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/SUMO2023SM.

As of the date of this amendment, Sumo Logic is aware of six complaints that have been filed by purported Sumo Logic stockholders against Sumo Logic and members of the Sumo Logic Board seeking to enjoin the merger and other relief, four in the U.S. District Court for the Southern District of New York, one in the U.S. District Court for the District of Delaware, and one in the U.S. District Court for the Northern District of California.  They are captioned: O’Dell v. Sumo Logic, Inc., et al., Case No. 1:23-cv-2601 (S.D.N.Y.), commenced on March 28, 2023; Wang v. Sumo Logic, Inc., et al., Case No. 1:23-cv-02633 (S.D.N.Y.), commenced on March 29, 2023; Hesse v. Sumo Logic, Inc., et al., Case No. 1:23-cv-02695-KPF (S.D.N.Y.), commenced on March 30, 2023; Bushansky v. Sumo Logic, Inc., et al., Case No. 3:23-cv-01542 (N.D. Cal.), commenced on March 31, 2023; O’Neill v. Sumo Logic, Inc., et al., Case No. 1:23-v-03227 (S.D.N.Y.), commenced on April 18, 2023; and Jones v. Sumo Logic, Inc., et al., Case No. 1:23-v-00430-UNA (D. Del.), commenced on April 20, 2023 (which we refer to as, the “Stockholder Actions”).  The Stockholder Actions assert claims against all defendants under Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, for issuing Sumo Logic’s preliminary proxy statement on Schedule 14A filed with the SEC on March 24, 2023, and Sumo Logic’s definitive proxy statement filed with the SEC on April 5, 2023, with allegedly false or misleading statements and material omissions, and also assert claims against the individual defendants under Section 14(a) of the Exchange Act for alleged “control person” liability with respect to the allegedly false or misleading statements and material omissions.  One complaint also asserts claims against the individual defendants for alleged breaches of fiduciary duties under Delaware law.

In addition to the Stockholder Actions, Sumo Logic has received twelve demand letters from purported Sumo Logic stockholders with respect to the merger, two of which enclosed draft complaints and two of which sought to inspect Sumo Logic’s books and records in connection with the merger pursuant to Section 220 of the Delaware General Corporation Law, and Sumo Logic also received a draft complaint from a stockholder (which we refer to as, the “Demand Letters”).  The Demand Letters include the same basic allegations as the Stockholder Actions.  Sumo Logic believes that the allegations in the Stockholder Actions and Demand Letters are meritless.

The purpose of this amendment is to provide supplemental information concerning the special meeting and the matters to be considered at the special meeting. Except as described in this amendment, the information provided in the proxy statement continues to apply. If information in this amendment differs from or updates information contained in the proxy statement, then the information in this amendment is more current and supersedes the different information contained in the proxy statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Sumo Logic does not believe that supplemental disclosures in this amendment are required or necessary under any applicable laws. However, solely in order to minimize expense and distraction and avoid the uncertainty of any litigation, Sumo Logic is electing to make the supplemental disclosures to the proxy statement set forth below in response to the Stockholder Actions and Demand Letters. Sumo Logic denies the allegations in the Stockholder Actions and Demand Letters, and denies that any violation of law has occurred. Sumo Logic believes that the proxy statement disclosed all material information required to be disclosed therein, and denies that any of the supplemental disclosures are material or are otherwise required to be disclosed. Nothing in the supplemental disclosures should be deemed an admission of the legal necessity or materiality of any supplemental disclosures under applicable laws.

Terms used in this amendment that are not defined in this amendment have the meanings given to them in the proxy statement.

Supplemental Disclosures

All page references in the information below are references to pages in the proxy statement, and the terms used below have the meanings set forth in the proxy statement. For clarity, new text within restated paragraphs from the proxy statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the proxy statement is highlighted with ~~strikethrough text~~.

The third paragraph under the caption “Transaction Summary—Regulatory Approvals Required for the Merger” on page 9 is amended and restated by replacing it with the following:

In addition, Parent, in coordination and consultation with Sumo Logic, submitted the specified foreign direct investment filings on or prior to March 1, 2023. All required approvals pursuant to such foreign direct investment filings have been received as of May 1, 2023. For more information, see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”

The paragraph under the caption “Litigation Relating to the Merger” on page 14 is amended and restated by replacing it with the following:

As of May 1, 2023, ~~the date of this proxy statement~~ Sumo Logic is aware of six ~~one~~ complaints that ~~has~~ have been filed by ~~a~~ purported Sumo Logic stockholders against Sumo Logic and members of the Sumo Logic Board ~~of Directors~~ seeking to enjoin the merger and other relief, four in the U.S. District Court for the Southern District of New York, one in the U.S. District Court for the District of Delaware, and one in the U.S. District Court for the Northern District of California.  They are captioned: O’Dell v. Sumo Logic, Inc., et al., Case No. 1:23-cv-2601 (S.D.N.Y.), commenced on March 28, 2023; Wang v. Sumo Logic, Inc., et al., Case No. 1:23-cv-02633 (S.D.N.Y.), commenced on March 29, 2023; Hesse v. Sumo Logic, Inc., et al., Case No. 1:23-cv-02695-KPF (S.D.N.Y.), commenced on March 30, 2023; Bushansky v. Sumo Logic, Inc., et al., Case No. 3:23-cv-01542 (N.D. Cal.), commenced on March 31, 2023; O’Neill v. Sumo Logic, Inc., et al., Case No. 1:23-v-03227 (S.D.N.Y.), commenced on April 18, 2023; and Jones v. Sumo Logic, Inc., et al., Case No. 1:23-v-00430-UNA (D. Del.), commenced on April 20, 2023 (collectively, the “Stockholder Actions”).  The ~~complaint~~Stockholder Actions assert~~s~~ claims against all defendants under Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, for issuing ~~allegedly false and misleading statements in~~ Sumo Logic’s preliminary proxy statement on Schedule 14A filed with the SEC on March 24, 2023, and Sumo Logic’s definitive proxy statement filed with the SEC on April 5, 2023,  with allegedly false or misleading statements and material omissions, and also assert~~s~~ claims against the individual defendants under Section 14(a) of the Exchange Act for alleged “control person” liability with respect to the allegedly false or misleading statements and material omissions.  One complaint also asserts claims against the individual defendants for alleged breaches of fiduciary duties under Delaware law.

In addition to the Stockholder Actions, Sumo Logic has received twelve demand letters from purported Sumo Logic stockholders with respect to the merger, two of which enclosed draft complaints and two of which sought to inspect Sumo Logic’s books and records in connection with the merger pursuant to Section 220 of the Delaware General Corporation Law, and Sumo Logic also received a draft complaint from a stockholder (collectively, the “Demand Letters”).  The Demand Letters include the same basic allegations as the Stockholder Actions.  Sumo Logic believes that the allegations in the Stockholder Actions and Demand Letters are meritless.

The third paragraph under the caption “Questions and Answers—What governmental and regulatory approvals are required?” on page 22 is amended and restated by replacing it with the following:

In addition, Parent, in coordination and consultation with Sumo Logic, submitted the specified foreign direct investment filings on or prior to March 1, 2023. All required approvals pursuant to such foreign direct investment filings have been received as of May 1, 2023.

The second paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses” on page 50 is amended and restated by replacing it with the following:

In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley utilized and was directed by the Sumo Logic Board to rely upon, among other matters, (1) the Projections and (2) the average of estimates by equity research analysts as of February 8, 2023 (which we refer to as the “street case”), which included extrapolations for calendar year 2025 prepared by Morgan Stanley that were reviewed and approved for Morgan Stanley’s use by Sumo Logic management. For the purposes of Morgan Stanley’s financial analyses presented to the Sumo Logic Board on February 9, 2023 and this section, the fiscal years as set forth in the Projections are represented as calendar years, with each calendar year representing the subsequent fiscal year, such that, for example, calendar year 2023 represents Sumo Logic’s fiscal year 2024. The Projections are more fully described below in the section of this proxy statement captioned “—Projections.” In accordance with direction from the Sumo Logic Board, Morgan Stanley utilized the Projections and street case in its financial analyses described below. Except as otherwise noted, Morgan Stanley utilized in each of its analyses described below the number of outstanding shares of Sumo Logic common stock on a fully diluted basis, which amount was based on the following inputs as prepared by Sumo Logic management as of February 3, 2023, and provided to Morgan Stanley for use in connection with its financial analyses: (A) 122.388 million shares of Sumo Logic common stock outstanding; (B) 10.559 million shares of Sumo Logic common stock underlying Sumo Logic warrants and options exercisable at a weighted average exercise price of $4.04 per share; (C) outstanding awards of Sumo Logic RSUs covering an aggregate of 14.649 million shares of Sumo Logic common stock; and (D) outstanding awards of Sumo Logic PSUs covering an aggregate of 1.024 million shares of Sumo Logic common stock (calculated assuming target performance levels were achieved).

The first paragraph (and related list) under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Public Trading Comparables Analysis” on page 50 is amended and restated by replacing it with the following:

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Sumo Logic with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to as the “comparable companies”). These companies were the following:

	AV/CY2023E Revenue	AV/CY2024E Revenue
Alteryx Inc.	5.4x	4.6x
Confluent, Inc.	10.5x	8.2x
Datadog Inc.	12.6x	9.4x
Domo, Inc.	1.9x	1.7x
Dynatrace Inc.	10.1x	8.4x
Elastic NV	5.0x	4.0x
Everbridge, Inc.	4.0x	3.7x
Fastly, Inc.	3.5x	3.0x
Freshworks Inc.	7.3x	6.0x
GitLab Inc.	12.5x	9.2x
HashiCorp Inc.	9.4x	7.3x
JFrog Ltd.	6.4x	5.1x
New Relic Inc.	5.3x	4.6x
PagerDuty Inc.	6.7x	5.4x
Splunk Inc.	5.2x	4.4x
Zuora, Inc.	2.7x	2.3x

The second paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Discounted Equity Value Analysis” on page 52 is amended and restated by replacing it with the following:

Morgan Stanley calculated ranges of implied equity values per share of Sumo Logic common stock as of February 8, 2023. To calculate the discounted equity value per share of Sumo Logic common stock, Morgan Stanley used calendar year 2025 estimated revenue based on each of the Projections and the street case. For each scenario, Morgan Stanley calculated the future-implied fully diluted equity value of Sumo Logic as of February 8, 2025 (1) with respect to the street case, by applying a representative range for the ratio of aggregate value to the estimated revenue for calendar year 2025 of 2.0x – 4.5x to Sumo Logic’s calendar year 2025 estimated revenue based on the street case; (2) with respect to the Projections, by applying a representative range for the ratio of aggregate value to estimated revenue for calendar year 2025 of 3.5x – 5.5x to Sumo Logic’s calendar year 2025 estimated revenue based the Projections and (3) in each case, adding Sumo Logic’s future net cash estimate (with such estimates provided by Sumo Logic management for the Projections, with such estimated future net cash being $322 million, and extrapolated for the street case, with such extrapolated estimated future net cash being $387 million (which extrapolations were reviewed and approved for Morgan Stanley’s use by Sumo Logic management)). In each case, Morgan Stanley then divided the future implied fully diluted equity value by estimated future diluted shares outstanding to calculate a future equity value per share. Morgan Stanley discounted the resulting future equity values per share to February 8, 2023 using a discount rate equal to Sumo Logic’s assumed cost of equity of 13.1 percent, which cost of equity was selected by applying the capital asset pricing model and based on the application of Morgan Stanley’s professional judgment and experience, taking into account macro-economic assumptions, estimates of risk, Sumo Logic’s capital structure and other appropriate factors. Based on these calculations, this analysis implied the following value ranges per share of Sumo Logic common stock:

The second paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Discounted Cash Flow Analysis” on page 52 is amended and restated by replacing it with the following:

Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as earnings before interest, taxes, depreciation and amortization, (1) less stock-based compensation expense; (2) less taxes; (3) less capital expenditures; and (4) plus or minus changes in net working capital, for calendar years 2023 through 2032, which estimated unlevered free cash flows were reviewed and approved by Sumo Logic management for Morgan Stanley’s use. The free cash flows and terminal value were then discounted, using a mid-year convention, to present values as of January 31, 2023, at a discount rate ranging from 12.1 percent to 14.1 percent, which discount rates were selected to reflect an estimate of Sumo Logic’s weighted average cost of capital determined by applying the capital asset pricing model and based on ~~upon~~ the application of Morgan Stanley’s professional judgment and experience, taking into account macro-economic assumptions, estimates of risk, Sumo Logic’s capital structure and other appropriate factors ~~to reflect an estimate of Sumo Logic’s weighted average cost of capital~~.  The resulting aggregate value was then adjusted to add net cash of $339 million as of February 3, 2023, as provided by Sumo Logic management, and further adjusted to add the net present value of net operating losses as provided by Sumo Logic management.

The second paragraph under the caption “The Merger—Opinion of Morgan Stanley & Co. LLC—Precedent Transactions Multiples Analysis” on page 53 is amended and restated by replacing it with the following:

The following is the list of such reviewed transactions:
Selected Precedent Transactions (Target/Acquiror)	Year Announced	AV / NTM REVENUE
Carbon Black / VMware	2019	8.0x
Cision / Platinum Equity	2019	3.5x
Cloudera / CD&R - KKR	2021	5.3x
Duck Creek Technologies / Vista Equity Partners	2019	6.9x
Ellie Mae / Thoma Bravo	2019	6.8x
Endurance International/ Clearlake CapitalGroup	2020	2.7x
Forescout / Advent International, Crosspoint Capital	2020	4.9x
ForgeRock, Inc. / Thoma Bravo	2022	8.3x
Imprivata / Thoma Bravo	2016	3.5x
inContact / NICE	2016	3.5x
MobileIron / IvantiSoftware	2020	4.1x
OPOWER / Oracle	2016	3.3x
Pluralsight / Vista Equity	2020	7.8x
QAD / Thoma Bravo	2021	5.3x
Rosetta Stone /Cambium Learning	2020	3.9x
Talend / Thoma Bravo	2021	7.3x
UserTesting, Inc. / Thoma Bravo	2022	5.3x
Xactly / Vista Equity	2017	4.7x

The third paragraph under the caption “The Merger—Regulatory Approvals Required for the Merger—HSR Act; Foreign Direct Investment Laws” on page 74 is amended and restated by replacing it with the following:

In addition, Parent, in coordination and consultation with Sumo Logic, submitted the specified foreign direct investment filings on or prior to March 1, 2023. All required approvals pursuant to such foreign direct investment filings have been received as of May 1, 2023.

The paragraphs under the caption “Litigation Relating to the Merger” on page 76 are amended and restated by replacing them with the following:

On March 28, 2023, a purported stockholder of Sumo Logic filed a complaint in the U.S. District Court for the Southern District of New York against Sumo Logic and members of the Sumo Logic Board captioned O’Dell v. Sumo Logic, Inc., et al., Case No. 1:23-cv-02601-KPF (the “O’Dell ~~c~~Complaint”).  On March 29, 2023, another purported Sumo Logic stockholder filed a complaint in the U.S. District for the Southern District of New York against Sumo Logic and the members of the Sumo Logic Board, captioned Wang v. Sumo Logic, Inc., et al., Case No. 1:23-cv-02633 (the “Wang Complaint”).  On March 30, 2023, another purported Sumo Logic stockholder filed a complaint in the U.S. District for the Southern District of New York against Sumo Logic and the members of the Sumo Logic Board, captioned Hesse v. Sumo Logic, Inc., et al., Case No. 1:23-cv-02695-KPF (the “Hesse Complaint”).  On March 31, 2023, another purported Sumo Logic stockholder filed a complaint in the U.S. District for the Northern District of California against Sumo Logic and the members of the Sumo Logic Board, captioned Bushanksy v. Sumo Logic, Inc., et al., Case No. 3:23-cv-01542 (the “Bushanksy Complaint”).  On April 18, 2023, another purported Sumo Logic stockholder filed a complaint in the U.S. District for the Southern District of New York against Sumo Logic and the members of the Sumo Logic Board, captioned O’Neill v. Sumo Logic, Inc., et al., Case No. 1:23-cv-03227 (the “O’Neill Complaint”).  On April 20, 2023, another purported Sumo Logic stockholder filed a complaint in the U.S. District for the District of Delaware against Sumo Logic and the members of the Sumo Logic Board, captioned Jones v. Sumo Logic, Inc., et al., Case No. 1:23-cv-00430-UNA (the “Jones Complaint” and, collectively with the O’Dell Complaint, the Wang Complaint, the Hesse Complaint, the Bushansky Complaint, and the O’Neill Complaint, the “Stockholder Actions”).

In addition to the Stockholder Actions, Sumo Logic has received twelve demand letters from purported Sumo Logic stockholders with respect to the merger, two of which enclosed draft complaints and two of which sought to inspect Sumo Logic’s books and records in connection with the merger pursuant to Section 220 of the Delaware General Corporation Law, and Sumo Logic also received a draft complaint from a stockholder (collectively, the “Demand Letters”).

The ~~complaint~~Stockholder Actions assert~~s~~ claims against all defendants under Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, for issuing ~~allegedly false and misleading statements in~~ Sumo Logic’s preliminary proxy statement on Schedule 14A filed with the SEC on March 24, 2023, and Sumo Logic’s definitive proxy statement filed with the SEC on April 5, 2023, with allegedly false and misleading statements and material omissions, and also assert~~s~~ claims against the individual defendants under Section 14(a) of the Exchange Act for alleged “control person” liability with respect to the allegedly false or misleading statements and material omissions.  One complaint also asserts claims against the individual defendants for alleged breaches of fiduciary duties under Delaware law. The ~~c~~Complaints seek~~s~~, among other relief, to enjoin defendants from consummating the merger; if the merger is completed, to rescind the merger agreement or recover damages; an accounting of damages; and attorneys’ fees and costs.  The Demand Letters include the same basic allegations as the Stockholder Actions.

The defendants believe that the disclosures set forth in the preliminary proxy statement and ~~this definitive proxy~~ the proxy statement comply fully with applicable law and that the allegations in the ~~complaint~~Stockholder Actions and Demand Letters are without merit.  Additional lawsuits arising out of the merger may be filed in the future.  No assurances can be made as to the outcome of such lawsuits or the ~~complaint~~Stockholder Actions.

The third paragraph under the caption “The Merger—Efforts to Close the Merger—HSR Act; Foreign Direct Investment Laws” on page 95 is amended and restated by replacing it with the following:

Additionally, Parent, in coordination and consultation with Sumo Logic, submitted the specified foreign direct investment filings on or prior to March 1, 2023. All required approvals pursuant to such foreign direct investment filings have been received as of May 1, 2023.

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If you have any questions concerning the special meeting, the proxy statement or this amendment, would like additional copies of the proxy statement or this amendment, or need help submitting your proxy or voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
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